Exhibit 99.1

For more information contact	For more information contact	For more information contact
Media:	Media:	Media:
Leticia Lowe	Brian Alford	info@arclightcapital.com
Phone 713.207.7702	Phone 405.553.3187	Phone 617.531.6300
Investors:	Investors:	Investors:
Carla Kneipp	Todd Tidwell	Heidi Milne
Phone 713.207.6500	Phone 405.553.3966	Phone 617.531.6300

For Immediate Release	Page 1 of 4

CenterPoint Energy, OGE Energy Corp. and ArcLight Capital to

Combine Assets to Form Leading Midstream Partnership

•	Partnership will be a significant midstream company in U.S. with combined assets of nearly $11 billion

•	Will benefit from exposure to gathering and processing activities in high-growth basins and stability of substantial interstate and intrastate pipeline business

•	Plan to pursue Initial Public Offering of Partnership

•	Companies to host joint conference call on Friday, March 15 at 10:30 a.m. Central/ 11:30 a.m. Eastern

HOUSTON, OKLAHOMA CITY and BOSTON, March 14, 2013 — CenterPoint Energy, Inc. (NYSE: CNP), OGE Energy Corp. (NYSE: OGE) and ArcLight Capital Partners, LLC (ArcLight) announced today that they have entered into an agreement to form a master limited partnership that will include CenterPoint Energy’s interstate pipelines and field services businesses and the midstream business of Enogex LLC, owned jointly by subsidiaries of OGE and Arclight. The partnership will be managed by a general partner whose governance will be shared by CenterPoint Energy and OGE on a 50/50 basis.

Creation of a New Leading Midstream Company

The new partnership will own and operate 8,400 miles of interstate pipelines with nearly 9 billion cubic feet of transport capacity and nearly 2,300 miles of intrastate pipelines. It will also have more than 11,000 miles of gathering lines, which in 2012 moved nearly 4 billion cubic feet of natural gas per day. Additionally, it will have more than 90 billion cubic feet of natural gas storage capacity and 11 major processing plants with nearly 2 billion cubic feet per day of inlet capacity.

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The partnership will benefit from:

•	Enhanced scale

•	Geographic diversification, with operations in major natural gas and liquids-rich producing areas of Oklahoma, Texas, Arkansas and Louisiana

•	Significant asset positions in a broad range of basins, including the Granite Wash, Tonkawa, Mississippi Lime, Cana Woodford, Haynesville, Fayetteville, Barnett and Woodford plays

•	Enhanced supply and market access

•	Meaningful operating and commercial synergies

•	Stable and predictable cash flows from a balanced and diversified portfolio of assets

•	Independent access to capital

“We are very excited about creating a substantial, growth-oriented midstream company,” said David M. McClanahan, president and chief executive officer of CenterPoint Energy. “This new company will be a significant participant in the rapidly growing midstream market. With enhanced scale, broader geographic reach and expanded capabilities, the partnership will be able to compete in ways that neither we nor Enogex could do as separate companies.”

“The stronger financial and operational capabilities of the new partnership should allow us to realize the full potential of these assets,” said Pete Delaney, Chairman and CEO of OGE Energy. “We believe all of our shareowners will benefit from the creation of this partnership as a stronger competitor that we expect to be valued on a public MLP basis.”

“The partnership provides a very attractive investment opportunity supporting the strong growth of the US natural gas and liquids infrastructure build out,” said Robb Turner, senior partner of ArcLight. “The combination of growth opportunities, long-term customer relationships and stable assets across many of the premier on-shore US basins complement each other well and provide a compelling investment thesis.”

The partnership’s leadership team will be announced after regulatory approvals are received. Prior to closing both companies will continue to operate independently, and teams of personnel from both companies will develop an integration plan that can be implemented once the transaction has closed.

Transaction Terms and Other Details

The companies expect to close the formation of the partnership in the second or third quarter of 2013, following receipt of customary regulatory approvals and certain third-party consents. Under the terms of the agreement, the new partnership will seek to arrange a new $1.4 billion credit facility as well as a $1.05 billion term loan. The transaction has been approved by the board of directors of CenterPoint Energy and OGE Energy, as well as ArcLight.

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Subject to certain adjustments at closing, CenterPoint Energy, OGE Energy and ArcLight will have 59 percent, 28 percent and 13 percent limited partner interest in the partnership, respectively. CenterPoint Energy and OGE Energy will hold 40 percent and 60 percent interests, respectively, in the incentive distribution rights of the general partner.

Pursuant to a registration rights agreement to be signed upon the closing of the transaction, OGE and CenterPoint Energy will agree to initiate the process for the sale of equity interests in the partnership in an initial public offering (IPO). In consultation with ArcLight, OGE, CenterPoint Energy and the partnership will determine the financial and other terms of any such IPO. The execution of any IPO is subject to market conditions and the parties can give no assurance that such an IPO will in fact take place.

CenterPoint Energy was advised by Citigroup Global Markets Inc. and Baker Botts L.L.P. OGE was advised by UBS Investment Bank and Jones Day. ArcLight was advised by Wells Fargo Securities, LLC and McDermott Will & Emery LLP.

Joint Conference Call and Webcast Detail

CenterPoint Energy and OGE Energy will hold a conference call tomorrow, March 15 at 10:30 a.m. Central time/11:30 Eastern. The telephone number is (800) 653-1761, domestic, or (706) 645-9680, outside the U.S. The conference ID number is 19799901 and the leader is Carla Kneipp.

A replay of the call can be accessed approximately two hours after completion of the call and will be available through Friday, March 22, 2013, at 6 p.m. Central time. To access, dial (855) 859-2056, domestic, or (404) 537-3406, outside the U.S. The conference ID number 19799901.

CenterPoint Energy and OGE Energy will also provide a live, audio webcast of the conference call, which can be accessed at CenterPointEnergy.com or OGE.com. Click on the Investors tab and the link, “Joint Announcement.” The webcast will be archived on each company’s website for at least one year.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, interstate pipelines, and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total more than $22 billion. With more than 8,700 employees, CenterPoint and its predecessor companies have been in business for more than 135 years. For more information, visit the website at www.CenterPointEnergy.com.

CenterPoint Energy Gas Transmission Company, LLC (CEGT) is an interstate pipeline that provides natural gas transportation, storage and pipeline services to customers principally in Arkansas, Louisiana, Oklahoma and Texas and includes the 1.9 Bcf per day pipeline from Carthage, Texas to Perryville, Louisiana, which CEGT operates as a separate line with a fixed fuel rate. CenterPoint Energy—Mississippi River Transmission, LLC (MRT) is an interstate

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pipeline that provides natural gas transportation, storage and pipeline services to customers principally in Arkansas, Illinois and Missouri. In addition, CenterPoint Energy owns a 50 percent interest in Southeast Supply Header Pipeline, LLC, which owns a 1.0 Bcf per day, 274-mile interstate pipeline that runs from the Perryville Hub in Louisiana to Coden, Alabama.

CenterPoint Energy’s field services business operates gas gathering, treating and processing facilities. As of December 31 2012, CenterPoint Energy’s field services business gathered an average of approximately 2.5 Bcf per day of natural gas and had the capacity available to treat up to 2.5 Bcf per day and process 625 MMcf per day of natural gas.

OGE is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility serving more than 798,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a natural gas pipeline business with principal operations in Oklahoma. Their website address is www.OGE.com.

Enogex owns and operates nearly 2,300 miles of intrastate natural gas transportation pipelines in Oklahoma with 2.08 TBtu/d of average daily throughput in 2012. Enogex also owns and operates two underground natural gas storage facilities in Oklahoma operating at a combined working gas level of 24 billion cubic feet. Enogex delivers natural gas to most interstate and intrastate pipelines and end-users connected to its systems from the Arkoma and Anadarko basins (including recent growth activity in the Granite Wash play, Cana/Woodford Shale play and the Colony Wash play in western Oklahoma and the Granite Wash play in the Wheeler County, Texas area, which is located in the Texas Panhandle).

ArcLight Capital Partners, LLC is an energy-focused private equity investment firm, having invested over $10 billion since its inception over a decade ago. Since its establishment in 2001, the firm has raised five funds with cumulative capital commitments totaling $10.1 billion. ArcLight has successfully sourced, managed and realized investments through multiple energy industry cycles. The firm’s investment team has extensive energy expertise, investing experience, industry relationships and specialized asset level value creation capabilities. ArcLight is headquartered in Boston, Mass., with offices in New York and Luxembourg. More information about ArcLight can be found at http://www.arclightcapital.com or by contacting ArcLight at info@arclightcapital.com.

This news release includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this news release regarding the anticipated closing of the partnership formation, including the anticipated benefits and a possible initial public offering of the partnership, and other statements that are not historical facts are forward-looking statements. Each forward looking statement contained in this release speaks only as of the date of this release. Factors that could affect actual results include the satisfaction or waiver of the conditions to closing the transaction, the receipt of applicable regulatory approvals and the termination rights of the parties under the master formation agreement for the transaction, and other factors discussed in CenterPoint Energy’s and its subsidiaries’ and OGE Energy Corp.’s. Form 10-Ks for the fiscal year ended December 31, 2012, and other filings with the SEC.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such offering may be made only by means of a prospectus.

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